Exhibit 5.1

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

October 12, 2012

Board of Directors

Royal Gold, Inc.

1660 Wynkoop Street, Suite 1000

Denver, Colorado 80202

Ladies and Gentlemen:

We are acting as counsel to Royal Gold, Inc., a Delaware corporation (the “Company”), in connection with the public offering of up to 6,000,000 shares of the common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Shares”), all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated October 10, 2012 and the accompanying prospectus dated December 22, 2011 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, (File No. 333-178691) (the “Registration Statement”) and 6,000,000 associated stock purchase rights (the “Rights”), all of which stock purchase rights are to be issued pursuant to the First Amended and Restated Rights Agreement, dated as of September 10, 2007 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) issuance and delivery of the Shares in the manner contemplated by the Underwriting Agreement, dated October 10, 2012, between the Company and Goldman, Sachs & Co., as representative of the several underwriters named therein, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Finance Committee of the Board of Directors, the Shares and associated Rights will be validly issued and the Shares will be fully paid and nonassessable.

It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K and to the reference to this firm under the caption “Legal Matters” in the prospectus supplement and the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP